                            SHAREHOLDERS AGREEMENT


     This SHAREHOLDERS AGREEMENT (this "Agreement") is made and entered into as of this 27th day of September, 1999, by and among Gerdau USA Inc., a Delaware corporation, ("Gerdau"), KYOEI STEEL, LTD., a corporation formed under the laws of Japan ("Kyoei"), and FLS HOLDINGS, INC. a Delaware corporation ("FLS") with respect to the stock of FLS owned by each of the Shareholders. Gerdau and Kyoei are sometimes collectively referred to as "Shareholders" or individually as a "Shareholder".

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, as of the date first mentioned above, FLS has issued and outstanding a total of two hundred (200) shares of its common stock with one hundred seventy-six (176) shares owned by Gerdau and twenty-four (24) shares owned by Kyoei; and

     WHEREAS, FLS is a holding company whose primary asset is 9,000,000 shares or approximately eighty-five and thirty-six hundredths percent (85.36%) of the Common Stock of AmeriSteel Corporation, a Florida corporation, ("AmeriSteel"); and

     WHEREAS, the parties hereto desire to set forth their mutual agreement with respect to the direct control of FLS and the indirect control of AmeriSteel; and

     WHEREAS, the parties hereto believe it to be in the best interest of each Shareholder and of FLS to provide for the future disposition of FLS Stock or the stock of a merged corporation;

     NOW, THEREFORE, for and in consideration of the premises and the mutual obligations contained in this Agreement and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.   DEFINITIONS.
     -----------

     Whenever used in this Agreement, the following terms shall have the meanings set forth below:

     1.1 "Agreement" shall mean this Shareholders Agreement together with any amendments made in the manner authorized herein.

     1.2 "Disposition" or "Dispose" shall mean any sale, gift, assignment, pledge or other transfer, disposition, or encumbrance, whether outright or as security, with or without consideration, voluntary or involuntary, whether by operation of law or otherwise, of all or any part of any right, title, or interest (including but not limited to voting rights) in or to the FLS Stock.

     1.3  "FLS Stock" shall mean all shares of the capital stock of FLS
           ---------
authorized in its articles of incorporation, which from time to time are issued and outstanding to any shareholder of FLS.

     1.4  "Kyoei AmeriSteel Designee" -- shall have the meaning set forth in
Section 3.1.

     1.5  "Kyoei FLS Designee" -- shall have the meaning set forth in Section
3.1.

     1.6  "Permitted Dispositions" -- shall have the meaning set forth in
Section 4.1.

     1.7  "Remaining Holdings"-- shall have the meaning set forth in Section
4.3.

     1.8 "Shareholder" -- shall have the meaning set forth in the preamble to this Agreement.

2.   REPRESENTATIONS AND WARRANTIES.  Kyoei hereby represents and warrants that
     ------------------------------
it owns its FLS Stock free and clear of all liens, restrictions, pledges, and encumbrances, that it has made no other Disposition or agreed to make a Disposition, and that it has granted no proxy rights or other voting rights with respect to any of its FLS Stock. Gerdau hereby represents and warrants that its FLS Stock has been pledged in favor of Toronto-Dominion Bank as collateral security for a loan, and except for such pledge in favor of Toronto-Dominion Bank, it has made no other Disposition or agreed to make a Disposition and has granted no other proxy rights or other voting rights with respect to its FLS Stock.

3.   ORGANIZATION AND MANAGEMENT.
     ---------------------------

     3.1  Directors.
          ---------

          3.1.1  Election of FLS Directors. At each annual meeting of the
                 -------------------------
Shareholders of FLS, at each special meeting of the Shareholders of FLS called for the purpose of electing directors of FLS, at any time at which Shareholders of FLS shall have the right to, or shall, vote for or consent in writing to the election of directors of FLS, and at any meeting of the FLS Board of Directors where said Board will elect or appoint a person to fill a vacancy on the FLS Board of Directors, then, and in each event, all votes entitled to be cast by Gerdau (or, as applicable, its elected nominees on the FLS Board of Directors) shall be cast in favor of assuring that one (1) person nominated by Kyoei (the "Kyoei FLS Designee") shall be elected or appointed at all times as a member of the Board of Directors of FLS. Gerdau shall also cause all of its nominees who are elected or appointed to the FLS Board of directors to elect or appoint the Kyoei FLS Designee a member of all Board Committees if requested by Kyoei.

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

          3.1.2  Election of AmeriSteel Director. At each annual meeting of the
                 -------------------------------
shareholders of AmeriSteel, at each special meeting of the shareholders of AmeriSteel called for the purpose of electing directors of AmeriSteel, at any time at which shareholders of AmeriSteel shall have the right to, or shall, vote for or consent in writing to the election of directors of AmeriSteel, and at any meeting of the AmeriSteel Board of Directors where said Board will elect or appoint a person to fill a vacancy on the AmeriSteel Board of Directors then, and in each event, all votes entitled to be cast by FLS (or, as applicable, its elected nominees on the AmeriSteel Board of Directors) shall be cast in favor of assuring that one (1) person nominated by Kyoei (the "Kyoei AmeriSteel Designee") shall be elected or appointed at all times as a member of the Board of Directors of AmeriSteel. FLS shall also cause all of its nominees who are elected to the AmeriSteel Board of directors to elect or appoint the Kyoei AmeriSteel Designee a member of all Board Committees if requested by Kyoei.

          3.1.3  Designee Rights Subject To Minimum Holdings.  Kyoei's
                 -------------------------------------------
designation rights under Subsections 3.1.1 and 3.1.2 above are subject to Kyoei maintaining at least a five percent (5%) direct or beneficial interest in FLS. In the event that (or for so long as) Kyoei's direct or beneficial interest in FLS is less than this amount, then Kyoei's designation rights shall terminate.

          3.1.4  Transferability of Designee Rights.  For so long as Kyoei's
                 ----------------------------------
direct or beneficial ownership interest in FLS equals or exceeds five percent (5%), the designation rights under Subsections 3.1.1 and 3.1.2 above shall remain with Kyoei, notwithstanding any transfer of a portion of Kyoei's interest in FLS to a third party. However, in the event that Sumitomo Corporation or one of its affiliates ("Sumitomo"), is the transferee of a portion of Kyoei's interest in FLS and acquires a five percent (5%) or more direct or beneficial interest in FLS, then Kyoei may elect to transfer and assign its designation rights to Sumitomo. In the event of such transfer and assignment, Kyoei's designation rights shall terminate.

     3.2  Dividends.  In the event that FLS is the recipient of a dividend on
          ---------
its share holdings in AmeriSteel, FLS covenants and agrees, to the extent permitted by law, to make a corresponding dividend to the Shareholders based on the number of shares of FLS Stock that each Shareholder owns on the record date of the dividend.

     3.3  Covenant to Act.
          ---------------

          3.3.1  FLS Stock.  Each Shareholder hereby covenants and agrees to
                 ---------
take all actions necessary to effect the intent of this Agreement.

          3.3.2  AmeriSteel Stock. FLS hereby covenants and agrees to take all
                 ----------------
actions necessary to effect the intent of this Agreement.

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

4.   RESTRICTIONS UPON THE TRANSFER OF THE STOCK.
     -------------------------------------------

     Each Shareholder agrees that it will not make any Disposition of FLS Stock, except as permitted by this Agreement. Any purported Disposition in violation of any provision of this Agreement shall be null and void and shall not operate to transfer any interest or title to the purported transferee. FLS covenants and agrees that it shall make no transfers on its stock record books except in conformity with this Section.

     4.1  Permitted Dispositions.
          ----------------------

          4.1.1  Designation of Permitted Dispositions.  Subject to compliance
                 -------------------------------------
with the conditions set forth in Section 4.1.2, the following Dispositions shall be deemed "Permitted Dispositions" which are allowed under this Agreement:

                 (a) merger of FLS into another corporation in conformity with applicable law;

                 (b) the transfer by Gerdau of all of its Shares to a holding company having the same beneficial ownership as Gerdau or to an affiliate of Metalurgica Gerdau, S.A.;

                 (c) dispositions in compliance with Sections 4.2, 4.3, or 4.4 of this Agreement; or

                 (d) liens on the FLS Stock of Gerdau existing on the date hereof.

          4.1.2  Survival After Merger.  Except as provided in Section 5 below,
                 ---------------------
in the event that FLS is merged into another corporation pursuant to Section 4.1.1(a), including AmeriSteel, all of the rights granted in this Agreement to Kyoei and Gerdau shall continue to apply with reference to the stock of the surviving corporation which, immediately after the merger, is held by such Shareholder. Except as provided in Section 5 below, all of the obligations of FLS in this Agreement shall devolve to the surviving corporation.

     4.2  Rights of First Refusal.  If Kyoei desires to sell any FLS Stock to a
          -----------------------
third party (other than a majority owned subsidiary of Kyoei), Kyoei shall first offer to sell such FLS Stock to Gerdau by giving Gerdau written notice of its intention to sell the FLS Stock. Such notice shall state the name and address of the proposed transferee, the number of shares to be transferred, the per share price to be paid by the proposed transferee, and the terms of payment. Following receipt of such notice by Gerdau, Gerdau may, within twenty (20) days of the notice being effective, exercise its right of first refusal to purchase all of the offered FLS Stock on the terms specified in the notice and at the price specified in the notice. If Gerdau exercises its right, the closing of the transaction between Gerdau and Kyoei shall happen within fifteen (15) days of the exercise of such right. Payment to Kyoei shall take place in Japan in accordance with payment instructions to be issued by Kyoei. Upon the expiration of said twenty (20) day period, Kyoei shall be free to sell its shares to the third party on the terms and conditions stated in the notice; provided,
                                                                  --------
however, that if prior to the consummation of the sale, the terms and conditions
-------
materially change, then Gerdau shall be entitled to a new notice and opportunity to exercise its right of first refusal as provided above.

     4.3  Kyoei's Put Option.    Gerdau grants to Kyoei a right to require
          -------------------
Gerdau to purchase all but not less than all of Kyoei's then remaining holdings of the 24 shares of FLS Stock it holds on the date hereof (the "Remaining Holdings") at a price per share equal to the product of Thirty-Three Dollars ($33.00) multiplied by the number of AmeriSteel shares (subject to adjustment for stock splits and other capital adjustments) derivatively represented by each share of the Remaining Holdings (the "Put"); provided, however, that if this Put is exercised after the second anniversary of the date of this Agreement, the aforesaid Thirty-Three Dollar ($33.00) price shall be increased (but not decreased) annually as if the $33.00 were invested in one (1) year United States
                    -- --
Treasury bills as issued on the relevant anniversary date of this Agreement (or if such day is not a business day in the United States, then on the next day when United States governmental offices are open), with interest compounded on each anniversary date at the then applicable one (1) year Treasury Bill rate; and provided further, however, that no further increase in the Put price shall occur from and after the eighth anniversary date of this Agreement; provided further, however, that any increase in the aggregate Put price shall be decreased by any dividends actually received by Kyoei, in cash, on the Remaining Holdings during this period (provided that the Put price multiple shall never be less than $33.00 per share). The Put described herein is personal to Kyoei and no transferee pursuant to a disposition permitted by Sections 4.2 or 4.4 hereof shall have the benefit of the rights provided to Kyoei hereunder in respect of the Put. In order to exercise the Put pursuant to this Section 4.3, Kyoei shall deliver written notice to Gerdau stating its intention to exercise the Put, its calculation of the Put price and payment instructions. Such notice once given shall be irrevocable and binding. Within forty-five (45) days after its receipt of the Put notice, Gerdau shall deliver to Kyoei the Put price, payable by wire transfer of immediately available funds to Kyoei's bank account as designated by Kyoei in the Put notice. Contemporaneously with receipt of the Put price, Kyoei shall deliver all, but not less than all, of its shares to Gerdau or its designate, free and clear of all liens, pledges, security interests, encumbrances or trust arrangements of any kind.

     4.4  Tag-Along Rights.  In addition to and not in lieu of other
          ----------------
restrictions and limitations on Disposition imposed hereunder, Gerdau shall not make a Disposition (other than a Permitted Disposition) of any FLS Stock unless Gerdau grants Kyoei the right to participate, pro rata, in such Disposition of FLS Stock by Gerdau in accordance with the following provisions:

          4.4.1  Tag-Along Notice.  If Gerdau desires to make a Disposition,
                 ----------------
Gerdau shall give prior notice to Kyoei of each intended Disposition of FLS Stock owned by Gerdau, which notice shall contain all the terms of the proposed Disposition, including, without limitation, the name and address of the proposed transferee, the number of shares to be Disposed of, the per share price to be paid by the proposed transferee, the terms of payment, and the closing date.

          4.4.2  Election to Participate.  Kyoei may elect to participate in the
                 -----------------------
proposed Disposition of FLS Stock which Gerdau desires to Dispose of, on the same terms set forth in the notice, upon providing written notice of election to Gerdau within ten (10) days after the Effective

Date of the notice from Gerdau. Upon making a timely election, the maximum number of shares of FLS Stock which Kyoei may Dispose of in the subject transaction shall be determined on a prorata basis as follows: The number of shares of Kyoei's then Remaining Holdings shall be multiplied by a fraction, the numerator of which is the number of shares of FLS Stock that Gerdau proposes to sell (in the absence of Kyoei's rights in this Section 4.4), and the denominator of which is the total shares of FLS Stock held by Gerdau. The product of this calculation shall be the maximum number of shares of the Remaining Holdings which Kyoei shall be entitled to sell. Kyoei shall have the sole right to determine whether to sell some or all of the permitted number of shares of FLS Stock. In the event that Gerdau's buyer is unwilling to purchase both Kyoei's shares and Gerdau's shares, then the amount of shares sold by Gerdau shall be reduced by the number of shares which Kyoei desires to sell as permitted above.

          4.4.3  Failure to Participate.  In the event that Kyoei does not
                 ----------------------
timely exercise its tag-along rights, Gerdau shall have the right to Dispose of the shares of FLS Stock which were the subject of the notice in Section 4.4.1 above on the terms set forth in the notice. However, in the event the terms and conditions specified in the notice change, then Gerdau's notice shall be null and void, and no Disposition of FLS Stock shall be effected unless and until the procedure specified above is repeated.

5.   RESTRICTION OF FURTHER ISSUANCE OF FLS STOCK.  FLS covenants and agrees not
     --------------------------------------------
to issue any additional shares of its capital stock to any party unless such party executes a joinder agreement (in form and content reasonably acceptable to the parties hereto) agreeing to be bound by the terms and conditions of this Agreement; provided, however, that (i) such party shall neither enjoy the rights
           --------  -------
nor be bound by the obligations of Sections 4.2, 4.3, or 4.4 hereof, and (ii) the provisions of this Section 5 shall not apply in the event that FLS is merged into AmeriSteel.

6.   LEGEND ON STOCK.  Upon the execution of this Agreement, FLS's Secretary
     ---------------
shall endorse each stock certificate with the following legend (in addition to any other legend required by agreement of the parties or applicable law):

          The shares of stock in FLS Holdings, Inc. represented by this certificate are held subject to, and transfer of such shares restricted by, the terms of a Shareholders' Agreement, dated as of the 27th day of September 1999, a copy of which is on file at the office of the Company. No transfer of any share represented by this certificate shall be valid unless made in accordance with the terms of such Agreement.

All certificates representing FLS Stock held by a Shareholder (or either of them) shall bear an identical endorsement. In the event any stock certificate of FLS does not bear a legend in conformity with this section, all Shareholders covenant to return any such non-conforming stock certificates to the FLS Secretary, so that the FLS Secretary may issue new stock certificates conforming
to the requirements of this section.   A copy of this Agreement shall be filed
with FLS's Secretary.

7.   TERMINATION.   This Agreement shall terminate on the earlier of:
     -----------

          (a) the date that all FLS Stock is owned by any one Shareholder; or

          (b) the date that FLS is adjudicated bankrupt, FLS executes an assignment for benefit of creditors, or FLS voluntarily or involuntarily dissolves (other than administrative dissolution followed by reinstatement as provided by law); or

          (c) the date that all Shareholders agree to terminate this Agreement.

In the event of termination, each Shareholder (or former Shareholder) agrees to abide by the provisions hereof which by their terms contemplate survival.

8.   NOTICE.  All notices and other communications hereunder shall be in writing
     ------
and shall be deemed to have been given only if and when (i) personally delivered or (ii) in the event that a facsimile copy of a notice or communication is dispatched and received, the Business Day (defined below) after the facsimile was originally dispatched only if a hard copy of the document is sent on the Business Day of dispatch by an internationally recognized expedited delivery service, or (iii) when delivered (as evidenced by a receipt) by an internationally recognized expedited delivery service, addressed in each case as follows:


               If to Kyoei to:

               Kyoei Steel Ltd.
               18F Aqua Dojima West Building
               1-4-16, Dojimahama, Kita-Ku
               Osaka 530-0004, Japan
               Attention: Ryutaro Yoshioka
               Facsimile: 06-6346-5210

               with a copy in like manner to:

               Smith, Gambrell & Russell, LLP
               1230 Peachtree Street, NE
               Suite 3100, Promenade II
               Atlanta, Georgia  30309-3592

               Attention:  Arthur Jay Schwartz
               Facsimile (404) 685-6932

               If to FLS to:

               c/o Gerdau S.A.
               Av. Farrapos, 1811
               90220-005 Porto Alegre -RS - Brazil
               Attention: Osvaldo B. Schirmer
               Facsimile: 55 (51) 323-2293


               If to Gerdau to:

               Gerdau S.A.
               Av. Farrapos, 1811
               90220-005 Porto Alegre -RS - Brazil
               Attention: Osvaldo B. Schirmer
               Facsimile: 55 (51) 323-2293

               with a copy in like manner to:

               Greenberg Traurig
               The Met Life Building
               200 Park Avenue
               New York, New York  10166
               Attention:  Ross Kaufman
               Facsimile (212) 801-9254

Each party may change its address for the giving of notices and communications to it, and/or copies thereof, by written notice to the other parties in conformity with the foregoing. For purposes of this Agreement, "Business Day" is defined as the 24 hour period, New York time, on any day when national banks located in New York City are open for business, regardless of the corresponding time or date at Buyer's or Seller's place of business as set forth above.

9.   REMEDIES.
     --------

     The FLS Stock subject to this Agreement is not readily marketable, and, for that reason and other reasons, the parties will be irreparably damaged if this Agreement is not specifically enforced. The parties declare that it is impossible to measure in money the damages that will accrue to any party having rights under this Agreement because of a failure of another party to perform any of its obligations under this Agreement. Therefore, this Agreement shall be enforceable by specific performance or other equitable remedy cumulative with and not exclusive of any other remedy. If any party shall institute any action or proceeding to enforce this Agreement, any party subject to this Agreement against whom such action or proceeding is brought hereby waives the claim or defense that the person instituting the action or proceeding has an adequate remedy at law, and no party shall in any action or proceeding put forward the claim or defense that an adequate remedy at law exists. Should any dispute concerning the transfer of FLS Stock arise under this Agreement, an injunction may be issued restraining the transfer of such FLS Stock until such dispute has been resolved.

10.  MISCELLANEOUS.
     -------------

     10.1  Governing Law.  This Agreement shall be construed and enforced in
           -------------
accordance with the internal laws of Delaware without giving effect to its principles of conflicts of laws.

     10.2  Captions.  Titles or captions of sections contained in this Agreement
           --------
are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or prescribe the scope of this Agreement or the intent of any provision.

     10.3  Counterparts. This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agree ment.

     10.4  Further Acts.  Each party agrees to perform any further acts and to
           ------------
execute and deliver any instruments or documents that may be necessary or reasonably deemed advisable to carry out the purposes of this Agreement.

     10.5  Gender. Masculine, feminine, and neuter terms shall be
           ------
interchangeable (and shall include a corporation, a trust, or another entity), as shall be singular and plural, where the context makes a change of gender or number appropriate.

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

     10.6  Severability.   If any provision of this Agreement or the application
           ------------
thereof to any person, entity or circumstances shall be invalid or unenforceable to any extent, then such provision or application shall be modified to the minimum extent necessary to render it valid and enforceable, and the remainder of this Agreement and the application of such provision to the parties hereto and the transactions contemplated hereby shall not be affected and shall be enforced to the greatest extent permitted by law, unless such provision cannot be modified without materially impairing the ability of the parties to enjoy the benefit of their bargain hereunder.

     10.7  Successors and Assigns.  This Agreement shall be binding upon and
           ----------------------
shall inure to the benefit of the Shareholders and their respective successors, successors-in-title, legal representatives, and permitted assigns. Except as set forth in this Agreement, no party shall have the right to assign this Agreement, or any interest under this Agreement, without the prior written consent of the other parties. Notwithstanding anything to the contrary in this Agreement, no Disposition of FLS Stock shall be valid unless and until the proposed transferee of such interest agrees in writing to accept and be bound by all the terms and conditions of this Agreement, in which case all such terms and conditions shall inure to the benefit of and be binding upon such acquirer and its successors, personal representatives, heirs, and permitted assigns to the same extent as if such acquirer had originally been a party to this Agreement. If any shares of FLS Stock shall be or become subject to attachment, lien, or charge by a creditor or assigned to or held for the benefit of any creditor, the interest obtained by such creditor or assignee shall be only that of a lienholder and in no event shall any such creditor or assignee have any rights as a shareholder.

     10.8  Entire Agreement. This Agreement constitutes the entire agreement of
           ----------------
the parties with respect to the subject matter hereof, all previous agreements and discussions relating to the same or similar subject matter being merged herein. The parties acknowledge and agree that neither of them has made any representations with respect to the subject matter of this Agreement or any representations inducing the execution and delivery hereof except as specifically set forth herein. Each of the parties hereto acknowledges that it has relied on its own judgment in entering into this Agreement. This Agreement may not be changed, amended, or modified including specifically the provisions
                                         -------------------------------------
of this paragraph, except by a writing signed by all parties hereto.  The
-----------------
provisions of this paragraph may not be changed, amended, modified, terminated, or waived as a result of any failure to enforce any provision or the waiver of any specific breach or breaches thereof or any course of conduct or course of dealing of the parties. In the event of any conflict between the provisions of this Agreement and the Articles of Incorporation or By-Laws of FLS, this Agreement shall control as among the parties thereto.

     10.9  Arbitration.
           -----------
     (a) Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation thereof, the agreements to be entered into between or among the parties to this Agreement, or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity thereof shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including any matter relating to the interpretation of this Agreement and any technical matters arising hereunder, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justiciable or ripe for resolution by a court or arbitral tribunal.

     (b) The arbitration shall be conducted in accordance with the International Arbitration Rules of the American Arbitration Association ("AAA") and the Supplementary Procedure for Large, Complex Disputes, as in effect on the date of this Agreement, except as those Rules conflict with the provisions of this Article X in which event the provisions of this Article X shall control.

     (c) The arbitration shall be administered by the AAA. The language of the arbitration shall be English.

     (d) The arbitral tribunal shall consist of three arbitrators agreed to by both parties to the dispute or, if the parties to the dispute shall not have agreed upon three arbitrators within sixty (60) days after receipt by the respondent of the notice of arbitration, by an arbitral tribunal consisting of three independent and impartial arbitrators appointed by the AAA. In making the appointments, the AAA shall use the following list procedure unless the parties to the dispute agree that the list procedure should not be used:

     (i) at the request of any of the parties to the dispute, the AAA shall communicate to both parties to the dispute an identical list of arbitrators containing at least nine names;

     (ii) within fifteen (15) days after the receipt of this list, each party to the dispute may return the list to the AAA after having deleted the name or names to which it objects and having numbered the remaining names on the list in the order of its preference;

     (iii) after the expiration of the above period of time, the AAA shall appoint the three arbitrators from among the names approved on the lists returned to it, to the extent possible in accordance with the order of preference indicated by the parties to the dispute (consistent with the last sentence of Section 10.15(b) hereof); and

     (iv) if for any reason the appointments cannot be made according to this list procedure and the parties do not agree upon an alternative procedure the AAA may exercise its discretion in appointing the three arbitrators.

From among the three arbitrators appointed through the foregoing procedure, the AAA shall elect a chairman.

     (e) In proposing arbitrators the AAA shall endeavor to nominate persons of reputation and experience in the matters in controversy who are competent in English, but no claim that the AAA has failed to do so shall be admissible to delay the arbitration or deny confirmation or enforcement of any award. No person shall be nominated who is or at any time was an employee of or recipient of compensation from, or the holder of any material pecuniary interest in, either party or any affiliate of either party.

     (f) The arbitration shall be conducted in Wilmington, Delaware, or in such other city as the parties to the dispute may designate by mutual consent.

     (g) At any time after an arbitration has commenced, either party may serve on the other party a request (a) to produce and permit the party making the request, or its representative, to inspect and copy any designated documents (including writings, drawings, graphs, charts, photographs and other data compilations from which information can be obtained) or to inspect and copy, test or sample any tangible things which constitute or contain matters which are relevant to the subject matter involved in the arbitration and which are in the possession, custody or control of the responding party, or (b) to permit entry upon designated land or other property in the possession or control of the responding party for the purpose of inspection, measuring, surveying, photographing, testing or sampling the property or any designated object or operation thereon which is relevant to the subject matter involved in the arbitration. The request shall set forth the items to be inspected either by individual item or by category, shall describe each item with reasonable particularity, and shall specify a reasonable time, place and manner of making the inspection and performing the related acts. The party upon whom the request is served shall serve a written response within thirty

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

days, unless the arbitral tribunal allows a longer or shorter time. The response shall specify each item or category, if any, to which an objection is made and the reasons for such objection. The party submitting the request may request the arbitral tribunal to require the responding party to produce any document or permit any inspection as to which an objection has been made and the arbitral tribunal shall so require unless, in its discretion, it determines that such document or inspection is not relevant to the subject matter of the arbitration, that such production or inspection would unduly and unnecessarily prolong the proceedings or that such production or inspection would be unduly annoying, embarrassing, oppressive, burdensome or expensive for the responding party. The arbitral tribunal shall have sole discretion (but in accordance with the foregoing standards) to determine all matters relating to production or inspection as aforesaid, including matters as to timing and procedure. In the event of a failure by a party to comply with an order of the arbitral tribunal or to produce a document or to permit inspection, the arbitral tribunal shall be entitled (a) to draw any reasonable inference as to the contents of such document or the probable results of such inspection unfavorable to the defaulting party and to rely upon that inference in reaching its decision and
(b) to preclude the defaulting party from presenting testimony or other evidence with respect to the subject matter to which such document or inspection relates.

     (h) Each party shall extend to the arbitral tribunal all facilities for obtaining any information required by the tribunal.

     (i) In the event of the occurrence of a disagreement, dispute or controversy during the period of performance of this Agreement, the arbitral tribunal may establish such expedited or informal procedures for their resolution and take such interim measures (subject to later modification, if appropriate) as it deems appropriate in order to avoid delays to the extent possible. Pending the issuance of a decision or award, the parties shall continue performance under this Agreement, and the operations or activities which may have given rise to the arbitration shall not be discontinued.

     (j) At any oral hearing of evidence in connection with the arbitration, each party hereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of an opposing party. No evidence of witnesses shall be presented in written form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree or except under extraordinary circumstances where the interests of justice require a different procedure.

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

     (k) No award or other decision of the arbitral tribunal whether substantive or procedural shall be made by less than a majority of the arbitral tribunal. The award shall grant the relief, if any, determined by the arbitral tribunal to be appropriate and may, without limitation, direct the payment of damages, grant rescission or reformation, and direct or prohibit action by any party to the dispute. Whenever appropriate, the award shall specify a time for compliance therewith.

     (l) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive any rights to appeal or to review of such award by any court or tribunal. The award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found. Judgment upon the award may be entered in any court having jurisdiction thereof.

     (m) Except as the arbitral tribunal may otherwise determine in its discretion or in the case of disputes arising out of a breach or alleged breach of this Agreement, each party to an arbitration shall bear its own costs including the costs and expenses of its witnesses and the parties shall share equally the fees, costs and expenses of the arbitral tribunal and the administering authority.

     10.10  Jurisdiction.  Any judicial proceeding brought against any of the
            ------------
parties to this Agreement as a result of Section 10.9 above on any dispute arising out of this Agreement or any matter related hereto may be brought, in the case of claims brought against Gerdau or FLS, in the federal or state courts of the State of Delaware, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the exclusive personal and subject matter jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.
For a period of two (2) years subsequent to the date hereof, each of the parties hereby irrevocably designates, appoints and empowers The Corporation Trust Company, having an office on the date hereof at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, as its authorized agent to receive and accept for and on behalf of service by mail of any and all legal process, summons, notices and documents that may be served in any such action or proceeding brought against either party in any federal or state court as described in this
Section 10.10. In order for service under this Section to be effective, a duplicate copy of such service shall also be provided in accordance with the notice provisions of Section 8 hereof.


     10.11  Interpretation. The parties have participated jointly in the
            --------------
negotiation and drafting of this Agreement. Therefore, in the event of any ambiguity in the constitution of interpretation of this

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

Agreement, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                        [Signatures on Following Page].

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first above written.


                         SHAREHOLDER:

                         KYOEI STEEL, LTD.


                         By:
                            ----------------------------------------
                         Print Name:
                                    --------------------------------
                         Title:
                               -------------------------------------

                         Attest:
                                ------------------------------------


                         SHAREHOLDER:
                         GERDAU USA INC.

                         By:
                            ----------------------------------------
                         Print Name:
                                    --------------------------------
                         Title:
                               -------------------------------------

                         Attest:
                                ------------------------------------


                         CORPORATION:
                         FLS HOLDINGS, INC.

                         By:
                            ----------------------------------------
                         Print Name:
                                    --------------------------------
                         Title:
                               -------------------------------------

                         Attest:
                                ------------------------------------



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